Exhibit 99.1

NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC PROVIDES UPDATE ON COVID-19 PANDEMIC RESPONSE AND IMPACT

▪Company Actively Supporting Its Employees, Customers, and Communities
▪Delayed Procedures Negatively Affecting Company’s Financial Results
▪Company in Strong Financial Position; Continuing to Drive Long-Term Strategies

DUBLIN – April 21, 2020 – Ahead of the end of its fiscal fourth quarter of fiscal year 2020, Medtronic plc (NYSE:MDT) today provided an update on its response to the COVID-19 pandemic, the impact on its business, and its strong financial position.

The global healthcare system is facing an unprecedented challenge with the COVID-19 pandemic, and Medtronic is responding in an unprecedented way. First and foremost, Medtronic has taken a number of steps to help ensure the health and well-being of its more than 90,000 employees and their families around the globe. Second, the company has mobilized its global resources to support patients and physicians in this time of need, including a rapid expansion in the production and distribution of critical products in the fight against COVID-19. Third, Medtronic is partnering with key government agencies and providing direct support to communities around the world.

Medtronic’s employees work every day to fulfill the Medtronic Mission — to alleviate pain, restore health and extend life. That Mission has fueled Medtronic’s innovation, partnerships, commitment to integrity and ethics, and has resulted in the improvement of millions of lives.

“I am incredibly proud of the response of our 90,000 global employees. Our resolve to alleviate pain, restore health, and extend life, as outlined in our Mission, has never been greater,” said Omar Ishrak, Medtronic chairman and chief executive officer. “I want to recognize and thank our customers, partners, and the healthcare community at large, for their efforts to combat this pandemic. Individually, and collectively, we will persevere.”

Employees
Medtronic employees continue to work during this pandemic, making critical, lifesaving products to treat both COVID-19 and non-COVID-19 conditions. The company is focused on protecting and caring for its employees during this pandemic. Its manufacturing and distribution facilities are routinely cleaned and sanitized, employees are utilizing personal protective equipment (PPE) and social distancing, including staggered breaks to reduce crowds in common areas, and additional screening and access protocols have been implemented. Field employees who continue to work in clinical settings are provided access to PPE. Importantly, Medtronic has also developed and rolled out to its U.S. employees, and their family members, a free virtual COVID-19 evaluation and monitoring tool through its Care Management Services business.

To recognize and support its employees, Medtronic has invested in COVID-19-related employee programs and benefits:
▪Medtronic implemented reward and recognition programs, which include monetary awards, for business-critical employees who must report to a Medtronic facility to continue manufacturing and distributing products to the healthcare systems and patients who need them.

▪In recognition of the challenging sales environment, the company has instituted measures to help protect field employees from significant impacts to their incentive compensation, which for many represents a significant percentage of their regular income.

▪The company developed an Emergency Leave Pay Policy, which allows employees whose roles cannot be performed remotely – and who face certain situations such as quarantine, home schooling, childcare issues, or a positive COVID-19 diagnosis – to receive up to 30 days of pay.

▪Medtronic increased contributions to its Employee Emergency Assistance Fund, which is providing needs-based financial grants to employees who are experiencing financial impact due to the COVID-19 pandemic, including childcare reimbursement.

▪Employees and household family members have also been offered the Medtronic Employee Assistance Program (MEAP), which offers a variety of services at no cost, from help finding childcare to free financial consultations and confidential mental health counseling.

Medical Professionals and Healthcare Systems
Medtronic is at the service of medical professionals and healthcare systems around the world. Since the start of the pandemic, the company has worked tirelessly to make critical products available to physicians and patients.

The company has hosted dozens of virtual physician forums and medical education programs to help physicians of various specialties navigate the challenges of COVID-19. It has deployed existing remote monitoring solutions and quickly developed new remote monitoring solutions to reduce potential exposure to COVID-19 for Medtronic employees, customers, and patients.

Medtronic is one of the leading manufacturers of ventilators, an important technology in the fight against COVID-19. The company has taken a number of steps expected to increase its own ventilator production to more than 1,000 per week by the end of June, a five-fold increase from pre-pandemic levels, as well as to increase the total global market ventilator production and training:
▪In an open source initiative, the company released its Puritan Bennett™ 560 (PB560) ventilator design specifications publicly, providing manufacturers around the world the ability to rapidly accelerate ventilator production. The company has received more than 100,000 registrations for the design specifications for its PB560 ventilator at Medtronic.com/openventilator. At this time, progress has been made by three large-scale manufacturers: Canada-based Baylis Medical Co. Inc., Taiwan-based Foxconn Technology Group (via their manufacturing facility in Wisconsin), and VinGroup Joint Stock Co. of Vietnam.

▪Medtronic is currently in limited market release for a remote management feature on the company’s critical care ventilators at several U.S. hospitals, which may reduce healthcare workers’ exposure to COVID-19 patients by allowing changes to ventilator settings from outside a patient’s room. The Puritan Bennett™ 980 remote capabilities were accelerated by collaborating with Intel Corporation.

▪The company is collaborating with SpaceX to manufacture a critical component for Medtronic’s critical care ventilators.

▪Medtronic partnered with other ventilator manufacturers, including Dräger, GE Healthcare, Getinge, Hamilton Medical, Nihon Kohden, Philips, Vyaire Medical, and others, to form the Ventilator Training Alliance, aimed at ensuring appropriate ventilator training for healthcare workers.

▪The company has committed to not raising ventilator prices as a result of the COVID-19 pandemic and is partnering with key government authorities to prioritize allocation to high risk/high needs areas.

Communities
To support communities around the world during this critical and unprecedented time, Medtronic has encouraged virtual volunteerism and increased its employee and retiree matched giving program through July 31, offering a 2:1 match for monetary donations made to eligible nonprofits worldwide. Since February, Medtronic and the Medtronic Foundation have committed $13 million in donations to support health systems and vulnerable communities worldwide.

To keep all external stakeholders informed, Medtronic launched an external news hub sharing the latest updates in how the company is responding to the pandemic, and its leadership recently posted an open letter to the public and its employees outlining the company’s support and contributions to address the pandemic.

Impact on the Business
The impact of COVID-19 on Medtronic’s businesses remains fluid, and the company continues to actively monitor the dynamic situation. Medtronic continues to expect COVID-19 to negatively affect its fiscal fourth quarter financial results, which ends on April 24, 2020. Given the progression of COVID-19 around the world and the timing of the company’s fiscal quarter, Medtronic’s fourth quarter financial results will reflect an additional month of impact compared to many other companies who operate on a calendar-based fiscal year.

Hospital resources have been diverted to fight the pandemic, and many government agencies in conjunction with healthcare systems have made decisions to defer many elective and semi-elective procedures that use the company’s products. In addition, some people are avoiding seeking treatment for non-COVID-19 emergency procedures, resulting in an impact to those emergent product lines. Capital equipment purchases, outside of ventilators and patient monitoring equipment, are also being deferred by hospitals in the current environment.

The following table lists Medtronic’s businesses and therapies that might be considered more urgent, moderately elective, and more elective during the current pandemic:

	More Urgent	Moderately Elective	More Elective
Cardiac and Vascular Group	▪Pacing ▪Aortic ▪Coronary ▪Cardiac Surgery	▪ICDs/CRT-Ds ▪TAVR/Structural Heart ▪Peripheral	▪AF Solutions ▪EndoVenous ▪Diagnostics
Minimally Invasive Therapies Group	▪Surgical Innovations: appendectomy, bowel obstruction, trauma ▪Respiratory and Patient Monitoring ▪Renal Care	▪Surgical Innovations: CABG, oncology	▪Surgical Innovations: bariatric, hysterectomy, hernia ▪GI
Restorative Therapies Group	▪Spine: Trauma ▪Neurovascular: ischemic stroke	▪Brain Modulation ▪Neurovascular: hemorrhagic stroke	▪Spine ▪Pain Therapies ▪Pelvic Health ▪ENT
Diabetes Group	▪Diabetes supplies		▪New insulin pump starts

While the vast majority of Medtronic’s businesses have experienced declines as a result of COVID-19, the company has certain product lines that are in high demand as a result of COVID-19:
▪Cardiac and Vascular Group: Extracorporeal Life Support products, including ECMO machines and disposables, within its Cardiac Surgery business;
▪Minimally Invasive Therapies Group: Ventilators, pulse oximetry, capnography, and advanced parameter monitoring products within its Respiratory and Patient Monitoring business; and
▪Diabetes Group: Supplies and consumables.
Together, these product lines represented approximately 10% of Medtronic’s pre-COVID-19 global revenue.

Medtronic today also provided insight into the impact of COVID-19 on its business in major geographies, highlighting declines of similar magnitude to those discussed by other medical device companies in the month of February in China and Asia Pacific, in March in Western Europe and the United States, and in forward-looking comments on calendar second quarters of April through June.

In China, which represented approximately 7% of total company revenue pre-COVID-19, the company expects to experience the impact of COVID-19 to its revenue for the entire fiscal fourth quarter. On average, weekly revenue declined approximately 50% year-over-year through the week of March 9. Since that time, the company’s weekly revenue has declined on average approximately 20% to 40% year-over-year, as the market is experiencing a slow recovery.

In Western Europe, which represented approximately 20% of total company revenue pre-COVID-19, the company began to see an impact to revenue from COVID-19 the week of March 23. Over the last few weeks, the company’s weekly revenue has declined approximately 20% to 30% year-over-year on average, excluding any impact from customer bulk purchases.

In the United States, which represented approximately 53% of total company revenue pre-COVID-19, the company began to see an impact to revenue from COVID-19 the week of March 16. Over the last few weeks, the company’s U.S. weekly revenue has declined approximately 60% year-over-year on average, excluding any impact from customer bulk purchases.

In the rest of the world, which represents the remaining 20 percent of total company revenue, Medtronic saw varying degrees of impact, with the last few weeks declining on average approximately 40% to 50% year-over-year.

In addition to the impact to its revenue from procedure volume declines, the company expects an incremental negative impact to revenue from a decline in typical large, end of Medtronic fiscal year customer orders as customers prioritize preservation of cash and reduce their holdings of purchased product inventories, especially in more elective procedure categories, as well as purchases of certain capital equipment.

Regarding expenses, the company is expecting significant deleveraging, or earnings declining significantly more than revenue, in its fiscal fourth quarter. In general, the company has continued to invest in R&D and its employees, including its sales force, despite the decrease in revenue. In addition, the company has been running many of its factories at or near full capacity, to provide inventory to support the anticipated rebound in procedures during the expected recovery period. While Medtronic has had significantly reduced employee travel, the majority of this benefit will not be recognized until the fiscal first quarter. Finally, the company does expect a negative mix shift to gross margin, as the products in higher demand, such as ventilators and diabetes supplies, generally carry a lower margin.

In general, the company continues to make progress with its pipeline and continues to work with regulatory agencies on timelines that do not appear to be currently affected by the pandemic. Clinical trials that are currently enrolling patients, however, have generally been placed on temporary pause to allow hospital clinical resources to focus on fighting COVID-19.

Strong Financial Position
Over the past several years, Medtronic has made choices that have resulted in a strong balance sheet, positioning the company well for times such as these. The company currently has ample liquidity, with approximately $11 billion in cash and investments as of the most recent quarter, and an undrawn $3.5 billion credit facility. The company has no public debt maturing until March 2021.

Given its strong financial position, Medtronic is continuing to focus on making capital allocation decisions to drive its long-term strategies, including investing in its employees and its pipeline, as well as actively looking for tuck-in acquisition opportunities and paying a strong dividend to its shareholders.

“While the expected short-term impact to our financial results is significant, it is consistent with the impact discussion broadly across the medical device industry,” said Geoff Martha, Medtronic president. “Importantly, we are starting to enter the early stages of a global recovery. As hospitals begin to resume broader treatment of non-COVID-19 patients around the world, we expect our business to begin to recover as well. In addition, given the financial strength of the company, we are executing strategies to come out of this pandemic even stronger, attracting and retaining top talent and increasing and innovating the products and services that we offer physicians, patients, and healthcare systems to win in the evolving marketplace.”

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to the impact COVID-19 has had and is expected to continue to have on our business, operations and production, as well as demand for our offerings, and on our employees, medical professional and healthcare system, communities in which we operate, and our financial results and condition, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

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